Exhibit (j)
JOHN HANCOCK FUNDS
SCHEDULE II

As of July 11, 2007:	Deletion of:

John Hancock Focused Equity Fund

John Hancock International Fund

John Hancock Mid Cap Growth Fund

John Hancock Patriot Global Dividend Fund

John Hancock Patriot Preferred Dividend Fund

John Hancock Patriot Premium Dividend Fund I

Addition of:

John Hancock Tax-Advantaged Global Shareholder Yield Fund

ARTICLE IEIN	ARTICLE IIName

20-3338244	John Hancock Allocation Core Portfolio

20-3338270	John Hancock Allocation Growth +Value Portfolio

04-3167136	John Hancock Balanced Fund

04-3241844	John Hancock Bank & Thrift Opportunity Fund

04-2528977	John Hancock Bond Fund

76-0296100	John Hancock California Tax-Free Income Fund

95-4570453	John Hancock Classic Value Fund

20-5051736	John Hancock Classic Value Fund II

04-3122478	John Hancock Core Equity Fund

04-3305812	John Hancock Financial Industries Fund

56-1662953	John Hancock Financial Trends Fund, Inc.

20-2251020	John Hancock Global Opportunities Fund

ARTICLE IEIN	ARTICLE IIName
76-0230587	John Hancock Government Income Fund

20-2733121	John Hancock Greater China Opportunities Fund

04-3524763	John Hancock Growth Trends Fund

04-3124238	John Hancock Health Sciences Fund

04-3551132	John Hancock High Income Fund

76-0230586	John Hancock High Yield Fund

76-0235997	John Hancock High Yield Municipal Bond

04-2507646	(a) John Hancock Income Securities Trust

04-3260680	John Hancock Independence Diversified Core Equity Fund II

20-3973987	John Hancock International Classic Value Fund

76-0354706	John Hancock Investment Grade Bond Fund

04-2474663	John Hancock Investors Trust

74-6035056	John Hancock Large Cap Equity Fund

13-6164869	John Hancock Large Cap Select Fund

04-6564705	John Hancock Massachusetts Tax-Free Income Fund

32-0085382	John Hancock Mid Cap Equity Fund

76-0230583	John Hancock Money Market Fund

04-3539446	John Hancock Multi-Cap Growth Fund

04-6564703	John Hancock New York Tax-Free Income Fund

04-3097281	John Hancock Patriot Premium Dividend Fund II

04-3090916	John Hancock Patriot Select Dividend Trust

75-3075015	John Hancock Preferred Income Fund

11-3660454	John Hancock Preferred Income Fund II

77-0598263	John Hancock Preferred Income Fund III

ARTICLE IEIN	ARTICLE IIName
04-3435529	John Hancock Real Estate Fund

04-6526682	John Hancock Regional Bank Fund

04-3432939	John Hancock Small Cap Fund

04-3214880	John Hancock Small Cap Equity Fund

20-2251082	John Hancock Small Cap Intrinsic Value Fund

51-0094374	John Hancock Sovereign Investors Fund

04-6545497	John Hancock Strategic Income Fund

20-0663068	John Hancock Tax-Advantaged Dividend Income Fund

26-0414772	John Hancock Tax-Advantaged Global Shareholder Yield Fund

76-0296098	John Hancock Tax-Free Bond Fund

13-3100162	John Hancock Technology Fund

91-1876970	John Hancock Technology Leaders Fund

76-0235823	John Hancock U.S. Government Cash Reserve

13-3843241	John Hancock U.S. Global Leaders Growth Fund

42-1585103	John Hancock Cash Investment Trust [private placement, not a mutual fund]

04-6568111	John Hancock NSCC Same Day Funds Settlement Account (added to the Custody contract only, effective 6/1/04)

THE BANK OF NEW YORK		JOHN HANCOCK FUNDS

By:		By:

	Name:		Gordon M. Shone

	Title:		Treasurer

CUSTODY AGREEMENT
     AGREEMENT, dated as of September 10, 2001 between each John Hancock Fund listed on Schedule II, each either a business trust organized and existing under the laws of The Commonwealth of Massachusetts, or a Maryland corporation organized and existing under the laws of the state of Maryland, having its principal office and place of business at 101 Huntington Avenue, Boston, Massachusetts 02199 (each the “Fund”, collectively the “Funds”) and The Bank of New York, a New York corporation authorized to do a banking business having its principal office and place of business at One Wall Street, New York, New York 10286 (“Custodian”).
W I T N E S S E T H:
that for and in consideration of the mutual promises hereinafter set forth the Fund and Custodian agree as follows:
ARTICLE III
DEFINITIONS
     Whenever used in this Agreement, the following words shall have the meanings set forth below:
     1. “Authorized Person” shall be any person, whether or not an officer or employee of the Fund, duly authorized by the Fund’s board to execute any Certificate or to give any Oral Instruction or other Instruction on behalf of the Fund and listed in the Certificate annexed hereto as Schedule I hereto or such other Certificate as may be received by Custodian from time to time.
     2. “BNY Affiliate” shall mean any office, branch or subsidiary of The Bank of New York Company, Inc.
     3. “Book-Entry System” shall mean the Federal Reserve/Treasury book-entry system for receiving and delivering securities, its successors and nominees.
     4. “Business Day” shall mean any day on which the Fund, Custodian and relevant Depositories are open for business.
     5. “Certificate” shall mean any notice, instruction, or other instrument in writing, authorized or required by this Agreement to be given to Custodian, which is actually received by Custodian and signed on behalf of the Fund by an Authorized Person or a person reasonably believed by Custodian to be an Authorized Person.
     6. “Composite Currency Unit” shall mean the Euro or any other composite currency unit consisting of the aggregate of specified amounts of specified currencies, as such unit may be constituted from time to time.
     7. “Depository” shall include (a) the Book-Entry System, (b) the Depository Trust Company, (c) any other clearing agency or securities depository registered with the Securities and

Exchange Commission identified to the Fund from time to time, and (d) the respective successors and nominees of the foregoing.
     8. “Foreign Depository” shall mean (a) Euroclear, (b) Clearstream Banking, societe anonyme, (c) each Eligible Securities Depository as defined in Rule 17f-7 under the Investment Company Act of 1940, as amended (the “’40 Act”), identified to the Fund from time to time, and (d) the respective successors and nominees of the foregoing.
     9. “Instructions” shall mean communications transmitted by electronic or telecommunications media, including S.W.I.F.T./I.S.I.T.C., computer-to-computer interface, facsimile transmissions executed by an Authorized Person, or dedicated transmission lines.
     10. “Oral Instructions” shall mean verbal instructions received by Custodian from an Authorized Person or from a person reasonably believed by Custodian to be an Authorized Person.
     11. “Securities” shall have the same meaning as when used in the Securities Act of 1933, including, without limitation, any common stock and other equity securities, bonds, debentures and other debt securities, notes, mortgages or other obligations, and any instruments representing rights to receive, purchase, or subscribe for the same, or representing any other rights or interests therein (whether represented by a certificate or held in a Depository or by a Subcustodian).
     12. “Subcustodian” shall mean a bank (including any branch thereof) or other financial institution (other than a Foreign Depository) located outside the U.S. which is utilized by Custodian in connection with the purchase, sale or custody of Securities hereunder and identified to the Fund from time to time, and their respective successors and nominees.
ARTICLE IV
APPOINTMENT OF CUSTODIAN; ACCOUNTS
     1. (a) The Fund hereby appoints Custodian as custodian of all Securities and cash at any time delivered to Custodian during the term of this Agreement, and authorizes Custodian to hold Securities in registered form in its name or the name of its nominees. Custodian hereby accepts such appointment and agrees to establish and maintain one or more separate securities accounts and cash accounts for each Fund in which Custodian will hold Securities and cash as provided herein. Custodian shall maintain books and records segregating the assets of each Fund from the assets of any other Fund. Such accounts (each, an “Account”; collectively, the “Accounts”) shall be in the name of the Fund.
          (b) Custodian may from time to time establish on its books and records such sub-accounts within each Account as the Fund and Custodian may agree upon (each a “Special Account”), and Custodian shall reflect therein such assets as the Fund may specify in a Certificate or Instructions.
          (c) Custodian may from time to time establish pursuant to a written agreement with and for the benefit of a broker, dealer, futures commission merchant or other third party identified in a Certificate or Instructions such accounts on such terms and conditions as the Fund and Custodian shall agree, and Custodian shall transfer to such account such Securities and money as the Fund may specify in a Certificate or Instructions.
ARTICLE V
CUSTODY AND RELATED SERVICES
     1. (a) Subject to the terms hereof, the Fund hereby authorizes Custodian to hold any Securities received by it from time to time for the Fund’s account. Custodian shall be entitled to utilize Depositories, Subcustodians, and, subject to subsection(c) of this Section 1, Foreign Depositories, to the extent possible in connection with its performance hereunder. Securities and cash held in a Depository or Foreign Depository will be held subject to the rules, terms and conditions of such entity. Securities and cash held through Subcustodians shall be held subject to the terms and conditions of Custodian’s agreements with such Subcustodians. Subcustodians may be authorized to hold Securities in Foreign Depositories in which such Subcustodians participate. Unless otherwise required by local law or practice or a particular subcustodian agreement, Securities deposited with a Subcustodian, a Depositary or a Foreign Depository will be held in a commingled account, in the name of Custodian, holding only Securities held by Custodian as custodian for its customers. Custodian shall identify on its books and records the Securities and cash belonging to the Fund, whether held directly or indirectly through Depositories, Foreign Depositories, or Subcustodians. Custodian shall, directly or indirectly through Subcustodians, Depositories, or Foreign Depositories, endeavor, to the extent feasible, to hold Securities in the country or other jurisdiction in which the principal trading market for such Securities is located, where such Securities are to be presented for cancellation and/or payment and/or registration, or where such Securities are acquired. Custodian at any time may cease utilizing any Subcustodian and/or may replace a Subcustodian with a different Subcustodian (the “Replacement Subcustodian”). In the event Custodian selects a Replacement Subcustodian, Custodian shall not utilize such Replacement Subcustodian until after the Fund’s board or foreign custody manager has determined that utilization of such Replacement Subcustodian satisfies the requirements of the ‘40 Act and Rule 17f-5 thereunder.
          (b) Unless Custodian has received a Certificate or Instructions to the contrary, Custodian shall hold Securities indirectly through a Subcustodian only if (i) the Securities are not subject to any right, charge, security interest, lien or claim of any kind in favor of such Subcustodian or its creditors or operators, including a receiver or trustee in bankruptcy or similar authority, except for a claim of payment for the safe custody or administration of Securities on behalf of the Fund by such Subcustodian, and (ii) beneficial ownership of the Securities is freely transferable without the payment of money or value other than for safe custody or administration.
          (c) With respect to each Foreign Depository, Custodian shall exercise reasonable care, prudence, and diligence (i) to provide the Fund with an analysis of the custody risks associated with maintaining assets with the Foreign Depository, and (ii) to monitor such custody risks on a continuing basis and promptly notify the Fund of any material change in such risks. The Fund acknowledges and agrees, that such analysis and monitoring shall be made on the basis of, and limited by, information gathered from Subcustodians, from trade associations of which Custodian is a member from time to time, or through publicly available information otherwise obtained by Custodian, and shall not include any evaluation of Country Risks. As used herein the term “Country Risks” shall mean with respect to any Foreign Depository: (a) the financial infrastructure of the country in which it is organized, (b) such country’s prevailing custody and settlement practices, (c) nationalization, expropriation or other governmental actions, (d) such country’s regulation of the banking or securities industry, (e) currency controls, restrictions, devaluations or fluctuations, and (f) market conditions which affect the orderly execution of securities transactions or affect the value of securities. Custodian represents that each Foreign Depository in which a Subcustodian is authorized to maintain Fund assets is an “Eligible Securities Depository” as defined in Rule 17f-7 under the ’40 Act. Custodian agrees to certify to the Fund’s board, annually and upon reasonable request, that each Foreign Depository remains an Eligible Securities Depository.
     2. Custodian shall furnish Fund on-line access to daily transactions on a real time basis and a monthly summary of all transfers to or from Fund’s account on the first business day after the month end.
     3. With respect to all Securities held hereunder, Custodian shall, unless otherwise instructed to the contrary:
          (a) Collect all income, dividends, distributions and other payments due or payable;
          (b) Present for payment and collect the amount paid upon all Securities which mature;
          (c) Forward to the Fund promptly copies of all information or documents that it may actually receive from an issuer of Securities which, in the reasonable opinion of Custodian, are intended for the beneficial owner of Securities;
          (d) Execute, as custodian, any certificates of ownership, affidavits, declarations or other certificates under any tax laws now or hereafter in effect in connection with the collection of bond and note coupons;
          (e) Hold directly or through a Depository, a Foreign Depository, or a Subcustodian all rights and similar Securities issued with respect to any Securities credited to an Account hereunder; and
          (f) Endorse for collection checks, drafts or other negotiable instruments.
     4. (a) Custodian promptly shall notify the Fund of rights or discretionary actions with respect to Securities held hereunder, and of the date or dates by when such rights must be exercised or such action must be taken, provided that Custodian has actually received, from the issuer or the relevant Depository (with respect to Securities issued in the United States) or from the relevant Subcustodian, Foreign Depository, or a nationally or internationally recognized bond or corporate action service to which Custodian subscribes, timely notice of such rights or discretionary corporate action or of the date or dates such rights must be exercised or such action must be taken.

          (b) Whenever Securities (including, but not limited to, warrants, options, tenders, options to tender or non-mandatory puts or calls) confer discretionary rights on the Fund or provide for discretionary action or alternative courses of action by the Fund, the Fund shall be responsible for making any decisions relating thereto and for directing Custodian to act provided that Custodian promptly has notified the Fund of such discretionary right or action. In order for Custodian to act, it must receive the Fund’s Certificate or Instructions at Custodian’s offices, addressed as Custodian may from time to time request, not later than noon (New York time) at least one (1) Business Day prior to the last scheduled date to act with respect to such Securities (or such earlier date or time as Custodian may specify to the Fund). Custodian shall not be liable for failure to take any action relating to or to exercise any rights conferred by such Securities, unless Custodian has failed to timely receive the Fund’s Certificate or Instruction and such failure is attributable to Custodian’s negligence or willful misconduct.
     5. All voting rights with respect to Securities, however registered, shall be exercised by the Fund or its designee. For domestic and foreign securities Custodian will utilize a proxy service for the exercise of such voting rights.
     6. Custodian shall promptly advise the Fund upon Custodian’s actual receipt of notification of the partial redemption, partial payment or other action affecting less than all Securities of the relevant class. If Custodian, any Subcustodian, any Depository, or any Foreign Depository holds any Securities in which the Fund has an interest as part of a fungible mass, Custodian, such Subcustodian, Depository, or Foreign Depository may select the Securities to participate in such partial redemption, partial payment or other action in any non-discriminatory manner that it customarily uses to make such selection.
     7. Custodian shall not under any circumstances accept bearer interest coupons which have been stripped from United States federal, state or local government or agency securities unless explicitly agreed to by Custodian in writing.
     8. The Fund shall be liable for all taxes, assessments, duties and other governmental charges, including any interest or penalty with respect thereto (“Taxes”), with respect to any cash or Securities held on behalf of the Fund or any transaction related thereto. The Fund shall indemnify Custodian and each Subcustodian for the amount of any Tax that Custodian, any such Subcustodian or any other withholding agent is required under applicable laws (whether by assessment or otherwise) to pay on behalf of, or in respect of income earned by or payments or distributions made to or for the account of the Fund (including any payment of Tax required by reason of an earlier failure to withhold). Custodian shall, or shall instruct the applicable Subcustodian or other withholding agent to, withhold the amount of any Tax which is required to be withheld under applicable law upon collection of any dividend, interest or other distribution made with respect to any Security and any proceeds or income from the sale, loan or other transfer of any Security. In the event that Custodian or any Subcustodian is required under applicable law to pay any Tax on behalf of the Fund, Custodian is hereby authorized to withdraw cash from that Fund’s cash account in the amount required to pay such Tax and to use such cash, or to remit such cash to the appropriate Subcustodian or other withholding agent, for the timely payment of such Tax in the manner required by applicable law. If the aggregate amount of cash in that Fund’s cash accounts is not sufficient to pay such Tax, Custodian shall promptly notify the Fund of the additional amount of cash (in the appropriate currency) required, and the Fund shall directly deposit such additional amount in the appropriate cash account promptly after receipt of such notice, for use by Custodian as specified herein. In the event that Custodian reasonably believes that Fund is eligible, pursuant to applicable law or to the provisions of any tax treaty, for a reduced rate of, or exemption from, any Tax which is otherwise required to be withheld or paid on behalf of the Fund under any applicable law, Custodian shall, or shall instruct the applicable Subcustodian or withholding agent to, either withhold or pay such Tax at such reduced rate or refrain from withholding or paying such Tax, as appropriate; provided that Custodian shall have received from the Fund all documentary evidence of residence or other qualification for such reduced rate or exemption required to be received under such applicable law or treaty. In the event that Custodian reasonably believes that a reduced rate of, or exemption from, any Tax is obtainable only by means of an application for refund, Custodian and the applicable Subcustodian shall have responsibility for providing the Fund with the correct forms and filling them out in a timely and accurate fashion, but no responsibility for the accuracy or validity of the Fund’s information on any forms or documentation provided solely by the Fund to Custodian hereunder. The Fund hereby agrees to indemnify and hold harmless Custodian and each Subcustodian for any liability arising from any underwithholding or underpayment of any Tax which results from the inaccuracy or invalidity of any information provided by the Fund for such forms or other documentation prepared solely by the Fund, and such obligation to indemnify shall be a continuing obligation of the Fund, its successors and assigns notwithstanding the termination of this Agreement.
     9. (a) For the purpose of settling Securities and foreign exchange transactions, the Fund shall provide Custodian with sufficient immediately available funds for all transactions by such time and date as conditions in the relevant market dictate. As used herein, “sufficient immediately available funds” shall mean either (i) sufficient cash denominated in U.S. dollars to purchase the necessary foreign currency, or (ii) sufficient applicable foreign currency, to settle the transaction. Custodian shall provide the Fund with immediately available funds each day which result from the contractual settlement of all sale transactions, based upon advices received by Custodian from Subcustodians, Depositories, and Foreign Depositories. Such funds shall be in U.S. dollars or such other currency as the Fund may specify to Custodian.
          (b) Any foreign exchange transaction effected by Custodian in connection with this Agreement may be entered with Custodian or a BNY Affiliate acting as principal or otherwise through customary banking channels. The Fund may issue a standing Certificate or Instructions with respect to foreign exchange transactions, but Custodian may establish rules or limitations concerning any foreign exchange facility made available to the Fund. The Fund shall bear all investment risks of investing in Securities or holding cash denominated in a foreign currency.
     10. Custodian shall promptly send to the Fund (a) any reports it receives from a Depository on such Depository’s system of internal accounting control, and (b) such reports on its own system of internal accounting control as the Fund may reasonably request from time to time.

ARTICLE VI
PURCHASE AND SALE OF SECURITIES;
CREDITS TO ACCOUNT
     1. Promptly after each purchase or sale of Securities by the Fund, the Fund shall deliver to Custodian a Certificate or Instructions, or with respect to a purchase or sale of a Security generally required to be settled on the same day the purchase or sale is made, Oral Instructions specifying all information Custodian may reasonably request to settle such purchase or sale. Custodian shall account for all purchases and sales of Securities on the actual settlement date unless otherwise agreed by Custodian.
     2. The Fund understands that when Custodian is instructed to deliver physical Securities against payment, delivery of such Securities and receipt of payment therefor may not be completed simultaneously. Notwithstanding any provision in this Agreement to the contrary, settlements, payments and deliveries of physical Securities may be effected by Custodian or any Subcustodian in accordance with the customary or established securities trading or securities processing practices and procedures in the jurisdiction in which the transaction occurs, including, without limitation, delivery to a purchaser or dealer therefor (or agent) against receipt with the expectation of receiving later payment for such Securities
     3. Custodian may, as a matter of bookkeeping convenience or by separate agreement with the Fund, credit the Account with the proceeds from the sale, redemption or other disposition of Securities or interest, dividends or other distributions payable on Securities prior to its actual receipt of final payment therefor. All such credits shall be conditional until Custodian’s actual receipt of final payment and may be reversed by Custodian to the extent that final payment is not received. Payment with respect to a transaction will not be “final” until Custodian shall have received immediately available funds which under applicable local law, rule and/or practice are irreversible and not subject to any security interest, levy or other encumbrance, and which are specifically applicable to such transaction.
ARTICLE VII
OVERDRAFTS OR INDEBTEDNESS
     1. If Custodian should in its sole discretion advance funds on behalf of any Fund which results in an overdraft because the money held by Custodian in an Account for such Fund shall be insufficient to pay the total amount payable upon a purchase of Securities by such Fund, as set forth in a Certificate, Instructions or Oral Instructions, or if an overdraft arises with respect to a Fund for some other reason, including, without limitation, because of a reversal of a conditional credit or the purchase of any currency, or if any Fund is for any other reason indebted to Custodian (except a borrowing for investment or for temporary or emergency purposes pursuant to a separate agreement), such overdraft or indebtedness shall be deemed to be a loan made by Custodian to such Fund payable on demand and shall bear interest from the date incurred at such rate per annum as such Fund and Custodian may agree upon from time to time. In addition, the Fund hereby agrees that Custodian shall to the maximum extent permitted by law have a continuing lien, security interest, and security entitlement in and to any property, including, without limitation, any investment property or any financial asset, of such Fund at any time held by Custodian for the benefit of such Fund or in which such Fund may have an interest which is then in Custodian’s possession or control or in possession or control of any third party acting in Custodian’s behalf. Such Fund authorizes Custodian, in its sole discretion, at any time to charge any such overdraft or indebtedness together with interest due thereon against any balance of account standing to such Fund’s credit on Custodian’s books. Custodian shall promptly advise any Fund whenever such Fund has an overdraft or indebtedness bearing interest as provided in this Article, or whenever Custodian intends to realize upon its lien, security interest or security entitlement.
     2. If the Fund borrows money from any bank (including Custodian if the borrowing is pursuant to a separate agreement) for investment or for temporary or emergency purposes using Securities held by Custodian hereunder as collateral for such borrowings, the Fund shall deliver to Custodian a Certificate specifying with respect to each such borrowing: (a) the Series to which such borrowing relates; (b) the name of the bank, (c) the amount of the borrowing, (d) the time and date, if known, on which the loan is to be entered into, (e) the total amount payable to the Fund on the borrowing date, (f) the Securities to be delivered as collateral for such loan, including the name of the issuer, the title and the number of shares or the principal amount of any particular Securities, and (g) a statement specifying whether such loan is for investment purposes or for temporary or emergency purposes and that such loan is in conformance with the ‘40 Act and the Fund’s prospectus. Custodian shall deliver on the borrowing date specified in a Certificate the specified collateral against payment by the lending bank of the total amount of the loan payable, provided that the same conforms to the total amount payable as set forth in the Certificate. Custodian may, at the option of the lending bank, keep such collateral in its possession, but such collateral shall be subject to all rights therein given the lending bank by virtue of any promissory note or loan agreement. Custodian shall deliver such Securities as additional collateral as may be specified in a Certificate to collateralize further any transaction described in this Section. The Fund shall cause all Securities released from collateral status to be the name of the Series for which such money was received.
ARTICLE VIII
SALE AND REDEMPTION OF SHARES
     1. Whenever the Fund shall sell any shares issued by the Fund (“Shares”) it shall deliver to Custodian a Certificate or Instructions specifying the amount of money and/or Securities to be received by Custodian for the sale of such Shares and specifically allocated to an Account for such Series.
     2. Upon receipt of such money, Custodian shall credit such money to an Account in the name of the Series for which such money was received.
     3. Except as provided hereinafter, whenever the Fund desires Custodian to make payment out of the money held by Custodian hereunder in connection with a redemption of any Shares, it shall furnish to Custodian a Certificate or Instructions specifying the total amount to be paid for such Shares. Custodian shall make payment of such total amount to the transfer agent specified in such Certificate or Instructions out of the money held in an Account of the appropriate Series.

ARTICLE IX
PAYMENT OF DIVIDENDS OR DISTRIBUTIONS
     1. Whenever the Fund shall determine to pay a dividend or distribution on Shares it shall furnish to Custodian Instructions or a Certificate setting forth with respect to the Series specified therein the date of the declaration of such dividend or distribution, the total amount payable, and the payment date.
     2. Upon the payment date specified in such Instructions or Certificate, Custodian shall pay out of the money held for the account of such Series the total amount payable to the dividend agent of the Fund specified therein.
ARTICLE X
CONCERNING CUSTODIAN
          1. (a) Except as otherwise expressly provided herein, Custodian shall not be liable for any costs, expenses, damages, liabilities or claims, including attorneys’ and accountants’ fees (collectively, “Losses”), incurred by or asserted against the Fund, except those Losses arising out of Custodian’s own negligence or willful misconduct. Custodian shall have no liability whatsoever for the action or inaction of any Depositories or any Foreign Depositories. With respect to any Losses incurred by the Fund as a result of the acts or failures to act by a Subcustodian which is either a BNY Affiliate or listed on Appendix A hereto, Custodian shall be liable to the Fund for such Losses, but only to the extent such Losses arise out of or are caused by acts or failures to act by such Subcustodian which are contrary to the prevailing practices or standard of care in the relevant market in which such Subcustodian operates. With respect to any Losses incurred by the Fund as a result of the acts or failures to act by a Subcustodian which is not a BNY Affiliate and is not listed on Appendix A hereto, Custodian shall take appropriate action to recover such Losses from such Subcustodian, and Custodian’s sole responsibility and liability to the Fund shall be limited to amounts so received from such Subcustodians (exclusive of costs and expenses incurred by Custodian). In no event shall Custodian be liable to the Fund or any third party for special, indirect or consequential damages, or lost profits or loss of business, arising in connection with this Agreement, nor shall BNY or any Subcustodian be liable: (i) for acting in accordance with any Certificate or Oral Instructions actually received by Custodian; (ii) for acting in accordance with Instructions; (iii) for conclusively presuming that all Instructions other than Oral Instructions are given only by person(s) duly authorized; (iv) for any Losses due to forces beyond the control of Custodian, including without limitation strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God, interruption, loss or malfunction of utilities or communication services, or, but only to the extent beyond Custodian’s reasonable control, and only if Custodian is maintaining the same and appropriate back-up system(s) in accordance with industry standards and practices, interruption, loss, or malfunction of computers (hardware or software); or (v) for any Losses arising from the applicability of any law or regulation now or hereafter in effect, or from the occurrence of any event, including, without limitation, implementation or adoption of any rules or procedures of a Foreign Depository, which may affect, limit, prevent or impose costs or burdens on, the transferability, convertibility, or availability of any currency or Composite Currency Unit in any country or on the transfer of any Securities, and in no event shall Custodian be obligated to substitute another currency for a currency (including a currency that is a component of a Composite Currency Unit) whose transferability, convertibility or availability has been affected, limited, or prevented by such law, regulation or event, and to the extent that any such law, regulation or event imposes a cost or charge upon Custodian in relation to the transferability, convertibility, or availability of any cash currency or Composite Currency Unit, such cost or charge shall be for the account of the Fund, and Custodian may treat any account denominated in an affected currency as a group of separate accounts denominated in the relevant component currencies.
          (b) Custodian may enter into subcontracts, agreements and understandings with any BNY Affiliate, whenever and on such terms and conditions as it deems necessary or appropriate to perform its services hereunder. No such subcontract, agreement or understanding shall discharge Custodian from its obligations hereunder.
          (c) The Fund agrees to indemnify and hold Custodian harmless from and against any and all Losses sustained or incurred by or asserted against Custodian by reason of or as a result of any action or inaction, or arising out of Custodian performance hereunder, including reasonable fees and expenses of counsel, provided however, that the Fund shall not indemnify Custodian for those Losses arising out of Custodian’s own negligence or willful misconduct, nor for any Losses which constitute indirect, special, or consequential damages, or lost profits or loss of business. Custodian agrees to indemnify and hold the Fund harmless from and against any and all Losses, including reasonable fees and expenses of counsel, sustained or incurred by or asserted against the Fund arising out of Custodian’s own negligence or willful misconduct, provided, however, that Custodian shall not indemnify the Fund for any Losses which constitute indirect, special, or consequential damages, or lost profits or loss of business. This indemnity shall be a continuing obligation of Fund and Custodian, their successors and assigns, notwithstanding the termination of this Agreement.
     2. Without limiting the generality of the foregoing, Custodian shall be under no obligation to inquire into, and shall not be liable for:
          (a) The validity of the issue of any Securities purchased, sold, or written by or for the Fund, the legality of the purchase, sale or writing thereof, or the propriety of the amount paid or received therefor;
          (b) The legality of the sale or redemption of any Shares, or the propriety of the amount to be received or paid therefor;
          (c) The legality of the declaration or payment of any dividend or distribution by the Fund;
          (d) The legality of any borrowing by the Fund;
          (e) Whether any Securities at any time delivered to, or held by Custodian or by any Subcustodian, for the account of the Fund are such as properly may be held by the Fund under the provisions of its then current prospectus and statement of additional information, or to ascertain whether any transactions by the Fund, whether or not involving Custodian, are such transactions as may properly be engaged in by the Fund.
     3. Custodian may, with respect to questions of law specifically regarding an Account, obtain the advice of counsel at its own expense and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with such advice.
     4. Custodian shall have no duty or responsibility to inquire into, make recommendations, supervise, or determine the suitability of any Securities transactions effected for a Fund.
     5. The Fund shall pay to Custodian the fees and charges as may be specifically agreed upon from time to time and such other fees and charges at Custodian’s standard rates for such services as may be applicable. The Fund shall also reimburse Custodian for out-of-pocket expenses which are a normal incident of the services provided hereunder.
     6. With instructions from an Authorized Person of the Fund, the Custodian has the right to debit any cash account for any amount payable by the Fund in connection with any and all obligations of the Fund to Custodian. Custodian will use its bet efforts to consult with Fund’s investment advisor about the selection of securities used to offset that Fund’s obligations to Custodian. Any such asset of, or obligation to the Fund may be transferred to Custodian and any BNY Affiliate in order to effect the above rights.
     7. The Fund will make its best efforts to forward to Custodian a Certificate or Instructions confirming Oral Instructions by the close of business of the same day that such Oral Instructions are given to Custodian. Fund and Custodian agree that the fact that such confirming Certificate or Instructions are not received or that a contrary Certificate or contrary Instructions are received by Custodian shall affect the validity and enforceability of transactions authorized by such Oral Instructions and effected by Custodian. If the Fund elects to transmit Instructions through an on-line communications system offered by Custodian, the Fund’s use thereof shall be subject to the Terms and Conditions attached as Appendix I hereto, and Custodian shall provide user and authorization codes, passwords and authentication keys only to an Authorized Person.
     8. The books and records pertaining to the Fund which are in possession of Custodian shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the ‘40 Act and the rules thereunder. The Fund, or its authorized representatives, shall have access to such books and records during Custodian’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by Custodian to the Fund or its authorized representative. Upon the reasonable request of the Fund, Custodian shall provide in hard copy or on computer disc any records included in any such delivery which are maintained by Custodian on a computer disc, or are similarly maintained.
     9. It is understood that Custodian is authorized to supply any information regarding the Accounts which is required by any law, regulation or rule now or hereafter in effect. Custodian shall provide the Fund with any report obtained by Custodian on the system of internal accounting control of a Depository, and with such reports on its own system of internal accounting control as the Fund may reasonably request from time to time.
ARTICLE XI
TERMINATION
     1. Either of the parties hereto may terminate this Agreement by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than sixty (60) days after the date of giving of such notice. In the event such notice is given by the Fund, it shall be accompanied by a copy of a resolution of the board of the Fund, certified by the Fund’s Secretary or any Assistant Secretary, electing to terminate this Agreement and designating a successor custodian or custodians, each of which shall be a bank or trust company having not less than $2,000,000 aggregate capital, surplus and undivided profits. In the event such notice is given by Custodian, the Fund shall, on or before the termination date, deliver to Custodian a copy of a resolution of the board of the Fund, certified by the Secretary or any Assistant Secretary, designating a successor custodian or custodians. In the absence of such designation by the Fund, Custodian may designate a successor custodian which shall be a bank or trust company having not less than $2,000,000 aggregate capital, surplus and undivided profits. Upon the date set forth in such notice this Agreement shall terminate, and Custodian shall upon receipt of a notice of acceptance by the successor custodian on that date deliver directly to the successor custodian all Securities and money then owned by the Fund and held by it as Custodian, after deducting all fees, expenses and other amounts for the payment or reimbursement of which it shall then be entitled.
     2. If a successor custodian is not designated by the Fund or Custodian in accordance with the preceding Section, the Fund shall upon the date specified in the notice of termination of this Agreement and upon the delivery by Custodian of all Securities (other than Securities which cannot be delivered to the Fund) and money then owned by the Fund be deemed to be its own custodian and Custodian shall thereby be relieved of all duties and responsibilities pursuant to this Agreement, other than the duty with respect to Securities which cannot be delivered to the Fund to hold such Securities hereunder in accordance with this Agreement.
ARTICLE XII
MISCELLANEOUS
     1. The Fund agrees to furnish to Custodian a new Certificate of Authorized Persons in the event of any change in the then present Authorized Persons. Until such new Certificate is received, Custodian shall be fully protected in acting upon Certificates or Oral Instructions of such present Authorized Persons.
     2. Any notice or other instrument in writing, authorized or required by this Agreement to be given to Custodian, shall be sufficiently given if addressed to Custodian and received by it at its offices at 100 Church Street, New York, New York 10286, or at such other place as Custodian may from time to time designate in writing.
     3. Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Fund shall be sufficiently given if addressed to the Fund and received by it at its offices at 101 Huntington Avenue, Boston, Massachusetts 02199, or at such other place as the Fund may from time to time designate in writing.
     4. Each and every right granted to either party hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of either party to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by either party of any right preclude any other or future exercise thereof or the exercise of any other right.
     5. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any exclusive jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties, except that any amendment to the Schedule I hereto need be signed only by the Fund and any amendment to Appendix I hereto need be signed only by Custodian. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by either party without the written consent of the other.
     6. This Agreement shall be construed in accordance with the substantive laws of The Commonwealth of Massachusetts, without regard to conflicts of laws principles thereof. The Fund and Custodian each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.
     7. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.
     8. Fund and Custodian agree that the obligations of each Fund are not binding upon any of the Trustees/Directors, officers or shareholders of the Fund individually, but are binding only upon that Fund and its assets. Each Fund shall be severally, not jointly, liable only for its own obligations under this Agreement.

     IN WITNESS WHEREOF, the Fund and Custodian have caused this Agreement to be executed by their respective officers, thereunto duly authorized, as of the day and year first above written.

Each John Hancock Fund listed on Schedule II

By:	/s/Richard A Brown
Title:	Senior Vice President and
Chief Financial Officer

THE BANK OF NEW YORK

By:	/s/James E. Hillman
Title:	Senior Vice President

SCHEDULE I
CERTIFICATE OF AUTHORIZED PERSONS
(The Fund — Oral and Written Instructions)
     The undersigned hereby certifies that he/she is the duly elected and acting Treasurer of each John Hancock Fund listed on Schedule II (each a “Fund”), and further certifies that the following officers or employees of the Fund have been duly authorized in conformity with the Fund’s Declaration of Trust and By-Laws to deliver Certificates and Oral Instructions to The Bank of New York (“Custodian”) pursuant to the Custody Agreement between the Fund and Custodian dated ___2001, and that the signatures appearing opposite their names are true and correct:

Name	Title	Signature

Name	Title	Signature

Name	Title	Signature

Name	Title	Signature

Name	Title	Signature

Name	Title	Signature

Name	Title	Signature

Name	Title	Signature
     This certificate supersedes any certificate of Authorized Persons you may currently have on file.

By:

Title: Vice President and Treasurer
Date:

SCHEDULE II
John Hancock Funds
[include tax id #’s]

APPENDIX I
THE BANK OF NEW YORK
ON-LINE COMMUNICATIONS SYSTEM (THE “SYSTEM”)
TERMS AND CONDITIONS
     1. License; Use. Upon delivery to an Authorized Person or a person reasonably believed by Custodian to be an Authorized Person of the Fund of software enabling the Fund to obtain access to the System (the “Software”), Custodian grants to the Fund a personal, nontransferable and nonexclusive license to use the Software solely for the purpose of transmitting Written Instructions, receiving reports, making inquiries or otherwise communicating with Custodian in connection with the Account(s). The Fund shall use the Software solely for its own internal and proper business purposes and not in the operation of a service bureau. Except as set forth herein, no license or right of any kind is granted to the Fund with respect to the Software. The Fund acknowledges that Custodian and its suppliers retain and have title and exclusive proprietary rights to the Software, including any trade secrets or other ideas, concepts, know-how, methodologies, or information incorporated therein and the exclusive rights to any copyrights, trademarks and patents (including registrations and applications for registration of either), or other statutory or legal protections available in respect thereof. The Fund further acknowledges that all or a part of the Software may be copyrighted or trademarked (or a registration or claim made therefor) by Custodian or its suppliers. The Fund shall not take any action with respect to the Software inconsistent with the foregoing acknowledgments, nor shall you attempt to decompile, reverse engineer or modify the Software. The Fund may not copy, sell, lease or provide, directly or indirectly, any of the Software or any portion thereof to any other person or entity without Custodian’s prior written consent. The Fund may not remove any statutory copyright notice or other notice included in the Software or on any media containing the Software. The Fund shall reproduce any such notice on any reproduction of the Software and shall add any statutory copyright notice or other notice to the Software or media upon Custodian’s request.
     2. Equipment. The Fund shall obtain and maintain at its own cost and expense all equipment and services, including but not limited to communications services, necessary for it to utilize the Software and obtain access to the System, and Custodian shall not be responsible for the reliability or availability of any such equipment or services.
     3. Proprietary Information. The Software, any data base and any proprietary data, processes, information and documentation made available to the Fund (other than which are or become part of the public domain or are legally required to be made available to the public) (collectively, the “Information”), are the exclusive and confidential property of Custodian or its suppliers. The Fund shall keep the Information confidential by using the same care and discretion that the Fund uses with respect to its own confidential property and trade secrets, but not less than reasonable care. Upon termination of the Agreement or the Software license granted herein for any reason, the Fund shall return to Custodian any and all copies of the Information which are in its possession or under its control.
     4. Modifications. Custodian reserves the right to modify the Software from time to time and the Fund shall install new releases of the Software as Custodian may direct. The Fund agrees not to modify or attempt to modify the Software without Custodian’s prior written consent. The Fund acknowledges that any modifications to the Software, whether by the Fund or Custodian and whether with or without Custodian’s consent, shall become the property of Custodian.
     5. NO REPRESENTATIONS OR WARRANTIES. CUSTODIAN AND ITS MANUFACTURERS AND SUPPLIERS MAKE NO WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE SOFTWARE, SERVICES OR ANY DATABASE, EXPRESS OR IMPLIED, IN FACT OR IN LAW, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THE FUND ACKNOWLEDGES THAT THE SOFTWARE, SERVICES AND ANY DATABASE ARE PROVIDED “AS IS.” IN NO EVENT SHALL CUSTODIAN OR ANY SUPPLIER BE LIABLE FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT SPECIAL, OR CONSEQUENTIAL, WHICH THE FUND MAY INCUR IN CONNECTION WITH THE SOFTWARE, SERVICES OR ANY DATABASE, UNLESS CUSTODIAN OR SUCH SUPPLIER KNOWS OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL CUSTODIAN OR ANY SUPPLIER BE LIABLE FOR ACTS OF GOD, MACHINE OR COMPUTER BREAKDOWN OR MALFUNCTION, INTERRUPTION OR MALFUNCTION OF COMMUNICATION FACILITIES, LABOR DIFFICULTIES OR ANY OTHER SIMILAR OR DISSIMILAR CAUSE BEYOND THEIR REASONABLE CONTROL.
     6. Security; Reliance; Unauthorized Use. The Fund will cause all persons utilizing the Software and System to treat all applicable user and authorization codes, passwords and authentication keys with extreme care, and it will establish internal control and safekeeping procedures to restrict the availability of the same to persons duly authorized to give Instructions. Custodian is hereby irrevocably authorized to act in accordance with and rely on Instructions received by it through the System. The Fund acknowledges that it is its sole responsibility to assure that only persons duly authorized use the System and that Custodian shall not be responsible nor liable for any unauthorized use thereof.

     7. System Acknowledgments. Custodian shall acknowledge through the System its receipt of each transmission communicated through the System. In the absence of such acknowledgment Custodian shall not be liable for any failure to act in accordance with such transmission however, Custodian will be liable for all transmissions where the Fund shows that such transmission was received by Custodian.
     8. EXPORT RESTRICTIONS. EXPORT OF THE SOFTWARE IS PROHIBITED BY UNITED STATES LAW. THE FUND MAY NOT UNDER ANY CIRCUMSTANCES RESELL, DIVERT, TRANSFER, TRANSSHIP OR OTHERWISE DISPOSE OF THE SOFTWARE (IN ANY FORM) IN OR TO ANY OTHER COUNTRY. IF CUSTODIAN DELIVERED THE SOFTWARE TO THE FUND OUTSIDE OF THE UNITED STATES, THE SOFTWARE WAS EXPORTED FROM THE UNITED STATES IN ACCORDANCE WITH THE EXPORTER ADMINISTRATION REGULATIONS. DIVERSION CONTRARY TO U.S. LAW IS PROHIBITED. The Fund hereby authorizes Custodian to report its name and address to government agencies to which Custodian is required to provide such information by law.
     9. ENCRYPTION. The Fund acknowledges and agrees that encryption may not be available for every communication through the System, or for all data. The Fund agrees that Custodian may deactivate any encryption features at any time, with notice to the Fund, for the purpose of maintaining, repairing or troubleshooting the System or the Software.
          The Fund and the bank agree that the obligations of each Fund are not binding upon any of the Trustees/Directors. Officers or shareholders of the Fund individually, but are binding only upon that Fund and its assets. Each Fund shall be severally, not jointly, liable for its own obligations under this Agreement.

APPENDIX A